Exhibit 10.2

GE company

Jeffrey R. lmmelt

Chair, Board of Directors

Baker Hughes, a GE company

August 1st, 2017

Lorenzo Simonelli

Dear Lorenzo:

I would personally like to thank you for your effort and work in guiding Baker Hughes, a GE company (“BHGE”) since its inception. I recognize this has been an exciting time, but also a period of uncertainty.

The independent members of the Compensation Committee of the Board of Directors of BHGE and the Board of Directors of BHGE have approved this offer, and we are therefore now providing you with the following offer of employment and compensation terms for your role as President and CEO located in Houston, Texas. For your services in this role, your base pay will be $1,400,000 and you will continue to report to the Board of Directors of BHGE.

As part of your offer package, you will also be eligible for a “Mirror Grant” consisting of BHGE Restricted Stock Units (RSUs) with a grant date value equivalent to the grant date value of the equity award you received as part of GE’s 2016 Class Grant. The Mirror Grant shall be awarded as soon as practically possible after the execution of this offer letter (this “Offer”). You will participate in the BHGE 2017 Long Term Incentive Plan (the “LTIP”) commencing January 2018.

In addition, your participation in GE’s 2016-2018 Long Term Performance Award (“LTPA”) will be pro-rated through the closing of the Transactions (July 3, 2017), (i.e., ~18/36ths), and you will continue to be eligible for payment at the normal time consistent with the terms of the program contingent on your continued employment by BHGE or its subsidiary through such payment date. Your outstanding GE equity awards continue as is, with the terms and conditions unchanged. Additionally, your current participation in GE’s benefit and retirement plans will continue and remain unchanged upon acceptance of this offer.

In the event of your involuntary termination without Cause, as defined in the attached addendum, you shall also receive an enhanced separation lump sum payment, outside of and in addition to the aforesaid severance plan, equal to: (a) an additional six months of salary; and (b) 1.5 times the greater of your last annual bonus and the average of your last three year bonuses (applying your bonuses prior to BHGE if need be).

For purpose of severance, retirement and all other benefits, your start date shall be deemed your start date at GE.

Except where you voluntarily resign or you are involuntarily terminated with Cause, as defined in the attached addendum, in addition to that set forth or incorporated into in this Agreement, as applicable, and for the avoidance of doubt, you shall: (a) receive a bonus for the prior completed year if you have not been paid it already; and (b) receive a bonus for the year in which your employment ends, payable when it would have normally been paid but prorated with the numerator equal to the number of days you are on payroll during such year and the denominator being 365.

Offer letter to Lorenzo Simonelli

August 1, 2017

The other key terms of your package (the “Offer Package”) are provided in the accompanying material and addenda, as well as certain new terms and conditions of employment:

1.	Before and After Compensation Summary

2.	Before and After Talking Points

3.	Mediation and Arbitration Agreement

4.	Employee Confidentiality and Innovation Agreement

5.	Severance Plan

6.	Definition of Cause/Without Cause

This Offer will be effective upon your timely execution and return of this Offer and enclosed documents no later than August 3, 2017. Please return these signed documents directly to Harry Elsinga, BHGE Chief Human Resources Officer, or Lee Whitley, BHGE Legal.

I look forward to working with you as BHGE continues to grow as the number one fullstream, digital industrial services company in the industry.

Sincerely,

/s/ Jeffrey R. Immelt

Jeffrey R. Immelt

Chair, Board of Directors

Baker Hughes, a GE company

Accepted and Agreed:	/s/ Lorenzo Simonelli	8/1/2017

Offer letter to Lorenzo Simonelli

August 1, 2017

Addendum 1

All provisions of this Offer shall be construed in accordance with the laws of Texas, without regard to conflict of law principles. As set out more fully in the attached Mediation and Arbitration Agreement, any dispute, controversy, or claim arising out of, relating to, or in connection with this letter, your Offer Package and terms of employment, and their subject matter, including but not limited to any breach thereof, and if the dispute cannot be settled through direct discussions within a reasonable period of time not to exceed 60 days, the parties agree first to endeavor to settle any such dispute, controversy, or claim by mediation administered by the American Arbitration Association under its Employment Mediation Procedures, as found in the Employment Arbitration Rules and Mediation Procedures, before resorting to arbitration. The parties further agree that any dispute, controversy, or claim arising out of, relating to, or in connection with this letter, your Offer Package and terms of employment, and their subject matter, including but not limited to any breach thereof, that cannot be settled through the aforementioned mediation within a reasonable period of time not to exceed 60 days shall be finally and exclusively resolved by binding arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules, as found in the Employment Arbitration Rules and Mediation Procedures, per the terms of the Mediation and Arbitration Agreement attached.

Offer letter to Lorenzo Simonelli

August 1, 2017

Addendum 2

Definition of Cause/Without Cause

Cause shall mean any of the following:

(a)       you intentionally or grossly fail, or refuse, to perform your employment duties;

(b)       you materially breach any terms, conditions or provisions of this Agreement or any written rules, regulations, policies or procedures established by BHGE not inconsistent with this Agreement; or

(c)       you are convicted of or plead guilty or nolo contendere to any felony criminal charge or commit a fraudulent, materially dishonest, or unethical act with regard to BHGE, its clients or prospective clients, provided, however, that prior to being terminated for Cause, BHGE shall provide you, within thirty day of its discovery of the basis for its Cause allegation, with written notice and a reasonable opportunity to cure, not to exceed thirty days, if curable.

At your election you may be deemed to have been involuntarily terminated by BHGE without Cause for any of the following reasons:

(a)       any diminution in your actual and/or targeted compensation and/or benefits;

(b)       relocation of your principal place of business outside major business locations such as London and Houston, or

(c)       a material diminution in your duties, authorities, responsibilities or reporting line, provided, however, that prior to your electing to be deemed to have been terminated without cause you shall provide you, within thirty day of your discovery of the basis for your election, with written notice and a reasonable opportunity to cure, not to exceed thirty days, if curable.